November 1, 2012

Pequot Resources Inc.

Dear Sirs:

Re: Bridge Loan

This letter will serve to confirm our agreement wherein, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I have provided a loan of US$500,000 (the “Loan”) to Pequot Resources Inc. (“Pequot”), on the following terms and conditions in order to facilitate exploring a further investment or purchase of GEN Biopharma Inc. (“GEN”) by Pequot Resources Inc. (the “Transaction”):

1.
The principal amount of the Loan, shall be due and payable on the earlier of December 31, 2013 or within 10 business days of the closing of a definitive exchange agreement between Pequot and GEN (the “Maturity Date”).

2.	The Loan shall bear no interest until the Maturity Date. If not repaid or otherwise extinguished at the Maturity Date, the loan shall bear interest at the rate of 10% per annum.

3.	GEN may repay any or all outstanding amounts of principal and interest at any time, without penalty.

4.	Except as otherwise agreed to in writing between the parties, Pequot agrees that for a period from the date of this Agreement until the earliest of:

(a)	the Maturity Date; or

(b)	the date that a Transaction is consummated between the parties hereto,

other than in connection with a Transaction mutually agreed to by the parties hereto (a “Permitted Transaction”), Pequot and its Representatives will not, directly or indirectly:

(c)	dispose of any assets;

(d)	enter into any material agreements without prior written approval; or

(e)	in any way solicit any person or entity with respect to any transaction involving the company’s assets.

5.
“Representatives” of  Pequot means the directors, employees, affiliates, subsidiaries, shareholders, advisors, agents and representatives of Pequot and shall also include directors and employees of the affiliates, subsidiaries and shareholders of Pequot.

6.	The obligations of Pequot will be evidenced by a promissory note in the form attached hereto.

Accepting that the above accurately details your understanding of our agreement in this regard could you please execute this letter where indicated and return same at your early convenience.

Yours truly,

Lender

Acknowledged and agreed to this One day of November, 2012 by:

Pequot Resources Inc.

Per:           /S/ Blair Sorby
                  Authorized Signatory

PROMISSORY NOTE

US$500,000	November __, 2012

TO: Lender

FOR VALUE RECEIVED, Pequot Resources Inc. (“Pequot”) promises to pay to the order of Lender (the “Lender”) the Principal Sum of $500,000 in lawful currency of the United States of America (the “Principal Sum”).

It is understood and agreed that Pequot shall pay to the Lender all of the principal and accrued interest evidenced by this Promissory Note on the earlier of December 31, 2013 or or within 10 business days of the closing of a definitive agreement between Pequot Resources Inc. and GEN  Biopharma Inc. (“GEN”).

The Principal Sum or such amount as shall remain outstanding from time to time shall not bear interest until the Maturity Date.  If not repaid or otherwise extinguished at the Maturity Date, the loan shall bear interest at the rate of 10% per annum. In the event of any partial repayments made on the Principal Sum, such payments shall be applied firstly towards accrued interest and then towards the Principal Sum.

This Promissory Note is being issued in accordance with and is subject to the terms of a letter agreement entered into between the undersigned and the Lender dated as November __, 2012.

The undersigned shall have the privilege of prepaying in whole or in part the Principal Sum and accrued interest.

Presentment, protest, notice of protest and notice of dishonor are hereby waived.

Pequot Resources Inc.

 ________________________________
                        Signature

 ________________________________
                        Name of Signatory and Title